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Exhibit (11)
               PATRIOT TRANSPORTATION HOLDING, INC.
             COMPUTATION OF EARNINGS PER COMMON SHARE
                           (UNAUDITED)

                                         THREE MONTHS           NINE MONTHS
                                        ENDED JUNE 30,         ENDED JUNE 30,
                                       2000      1999        2000        1999

Net income                        $ 865,000  1,143,000   1,914,000   4,251,000

Common shares:

Weighted average shares
 outstanding during the
 period - shares used for
 basic earnings per share           3,274,291  3,431,129   3,338,791   3,449,994

Shares issuable under stock
 options which are poten-
 tially dilutive                       10,681     22,249      18,469      23,547
Shares used for diluted earnings
 per share                          3,284,972  3,453,378   3,357,260   3,473,541


Basic earnings per
 common share                            $.26        .33         .57        1.23

Diluted earnings
 per common share                        $.26        .33         .57        1.22

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